Exhibit 99.1

FIRST BANCORP. ANNOUNCES EARNINGS FOR THE QUARTER ENDED JUNE 30, 2025

SAN JUAN, Puerto Rico – July 22, 2025 – First BanCorp. (the “Corporation” or “First BanCorp.”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported a net income of $80.2 million, or $0.50 per diluted share, for the second quarter of 2025, compared to $77.1 million, or $0.47 per diluted share, for the first quarter of 2025, and $75.8 million, or $0.46 per diluted share, for the second quarter of 2024.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp, commented: “We are quite pleased with our second quarter results which underscored the strength of our franchise and our commitment to delivering consistent returns for shareholders while meeting the evolving needs of our customers.  We posted another strong return on average assets of 1.69% driven by record net interest income, solid loan production, stable credit trends, and disciplined expense management. Both earnings per share and pre-tax pre-provision income grew by 9% when compared to the same period of the prior year and we sustained our top-quartile efficiency ratio of 50%.

Encouraging business activity in our markets resulted in core loan growth of 6% linked quarter annualized driven by strong commercial loan production in Puerto Rico and Florida. Year-to-date origination activity was 5% higher than the comparable prior period highlighting the resilience of our operating environment and the successful execution of our strategy. This growth was achieved within the guardrails of our proven risk management framework resulting in stable asset quality metrics and lower net charge-offs for the quarter.  In terms of deposit flows, we did see a reduction in total core deposits mostly due to fluctuations in a few large commercial accounts.

Finally, our capital deployment plan continued to move forward as we opportunistically repurchased $28 million in common shares, redeemed the remaining junior subordinated debentures, and sustained the highest common stock dividend payout ratio among local peers. Consistent with our strategy, we retain the flexibility to deploy excess capital in a manner that best suits the long-term interests of our franchise, primarily focused on responsibly growing our business and returning over 107% of year-to-date earnings in the form of capital deployment actions.

Our reliable and well diversified business model combined with a strong balance sheet continues to produce outsized financial results across a range of environments for the collective benefit of all our stakeholders.”

	Q2	Q1	Q2	YTD June
	2025	2025	2024	2025	2024
	Financial Highlights (1)
Net interest income	$215,859	$212,397	$199,628	$428,256	$396,148
Provision for credit losses	20,587	24,810	11,605	45,397	23,772
Non-interest income	30,950	35,734	32,038	66,684	66,021
Non-interest expenses	123,337	123,022	118,682	246,359	239,605
Income before income taxes	102,885	100,299	101,379	203,184	198,792
Income tax expense	22,705	23,240	25,541	45,945	49,496
Net income	$80,180	$77,059	$75,838	$157,239	$149,296

	Q2	Q1	Q2	YTD June
	2025	2025	2024	2025	2024
	Selected Financial Data (1)
Net interest margin	4.56%	4.52%	4.22%	4.54%	4.19%
Efficiency ratio	49.97%	49.58%	51.23%	49.78%	51.84%
Earnings per share - diluted	$0.50	$0.47	$0.46	$0.97	$0.90
Book value per share	$11.43	$10.91	$9.10	$11.43	$9.10
Tangible book value per share (2)	$11.16	$10.64	$8.81	$11.16	$8.81
Return on average equity	17.79%	17.90%	20.80%	17.85%	20.17%
Return on average assets	1.69%	1.64%	1.61%	1.66%	1.59%

Results for the Second Quarter of 2025 compared to the First Quarter of 2025

Profitability
Net income – $80.2 million, or $0.50 per diluted share compared to $77.1 million, or $0.47 per diluted share.
Income before income taxes – $102.9 million compared to $100.3 million.
Adjusted pre-tax, pre-provision income (Non-GAAP)(2) – $123.5 million compared to $125.1 million.
Net interest income – $215.9 million compared to $212.4 million. The increase includes approximately $1.6 million associated with the effect of an additional day in the second quarter of 2025. Net interest margin increased by 4 basis points to 4.56%, mostly driven by a decrease in the cost of funds.
Provision for credit losses – $20.6 million compared to $24.8 million. The decrease in provision was mainly related to lower net charge-offs in the consumer loans and finance lease portfolios and updates in the macroeconomic forecast, particularly in the unemployment rate in the Puerto Rico region, partially offset by loan growth in the commercial and industrial (“C&I”) loan portfolio. The first quarter of 2025 included $2.4 million in recoveries associated with a bulk sale of fully charged-off consumer loans and finance leases.
Non-interest income – $30.9 million compared to $35.7 million. The decrease was primarily driven by $3.3 million in seasonal contingent insurance commissions recorded in the first quarter of 2025.
Non-interest expenses – $123.3 million compared to $123.0 million. The efficiency ratio was 49.97%, compared to 49.58%.
Income taxes – $22.7 million compared to $23.2 million. The second quarter of 2025 includes a $0.5 million tax contingency accrual released during the second quarter of 2025 in connection with the expiration of the statute of limitation on some uncertain tax positions.

Balance Sheet
Total loans – increased by $189.7 million to $12.9 billion, driven by a $156.1 million increase in C&I loans, of which $78.4 million was in the Florida region and $64.4 million was in the Puerto Rico region. Total loan originations, other than credit card utilization activity, of $1.3 billion, up $231.5 million, mainly in commercial and construction loans in the Puerto Rico region.
Core deposits (other than brokered and government deposits) – decreased by $240.9 million to $12.7 billion, mostly driven by a decrease in large commercial accounts in the Puerto Rico region.
Government deposits (fully collateralized) – decreased by $71.7 million to $3.4 billion, mainly in the Puerto Rico region.
Brokered certificates of deposits (“CDs”) – increased by $44.1 million to $526.5 million.

Asset Quality
Allowance for credit losses (“ACL”) coverage ratio – amounted to 1.93%, compared to 1.95%.
Annualized net charge-offs to average loans ratio decreased to 0.60%, compared to 0.68%, primarily reflecting a decrease in consumer loans and finance leases net charge-offs. The first quarter of 2025 includes the aforementioned recoveries associated with the bulk sale of fully charged-off consumer loans and finance leases, which reduced the ratio by 8 basis points.
Non-performing assets – decreased by $1.4 million to $128.0 million, despite the inflow to nonaccrual status of a $4.3 million construction loan in the Puerto Rico region in the hospitality industry during the second quarter of 2025.

Liquidity and Capital
Liquidity – Cash and cash equivalents amounted to $736.7 million, compared to $1.3 billion. When adding $1.6 billion of free high-quality liquid securities that could be liquidated or pledged within one day and $1.0 billion in available lending capacity at the Federal Home Loan Bank (“FHLB”), available liquidity amounted to 17.58% of total assets, compared to 18.76%.
Capital – Declared $29.0 million in common stock dividends, repurchased $28.2 million in common stock, and redeemed $11.1 million of junior subordinated debentures. Capital ratios exceeded required regulatory levels. The Corporation’s estimated total capital, common equity tier 1 (“CET1”) capital, tier 1 capital, and leverage ratios were 17.87%, 16.61%, 16.61%, and 11.41%, respectively, as of June 30, 2025. On a non-GAAP basis, the tangible common equity ratio(2) increased to  9.56%, when compared to 9.10%, driven by a decrease in tangible assets, quarterly earnings less dividends and repurchases of common stock, and a $41.2 million increase in the fair value of available-for-sale debt securities due to changes in market interest rates, which is recognized as part of accumulated other comprehensive loss.

(1) In thousands, except per share information and financial ratios.
(2) Represents non-GAAP financial measures. Refer to Non-GAAP Disclosures - Non-GAAP Financial Measures for the definition of and additional information about these non-GAAP financial measures.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2025 – Page 2 of 27
NET INTEREST INCOME

The following table sets forth information concerning net interest income for the last five quarters:

	Quarter Ended
(Dollars in thousands)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Net Interest Income
Interest income	$278,190	$277,065	$279,728	$274,675	$272,245
Interest expense	62,331	64,668	70,461	72,611	72,617
Net interest income	$215,859	$212,397	$209,267	$202,064	$199,628

Average Balances
Loans and leases	$12,742,809	$12,632,501	$12,584,143	$12,354,679	$12,272,816
Total securities, other short-term investments and interest-bearing cash balances	6,245,844	6,444,016	6,592,411	6,509,789	6,698,609
Average interest-earning assets	$18,988,653	$19,076,517	$19,176,554	$18,864,468	$18,971,425

Average interest-bearing liabilities	$11,670,411	$11,749,011	$11,911,904	$11,743,122	$11,868,658

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.88%	5.89%	5.79%	5.78%	5.76%
Average rate on interest-bearing liabilities - GAAP	2.14%	2.23%	2.35%	2.45%	2.45%
Net interest spread - GAAP	3.74%	3.66%	3.44%	3.33%	3.31%
Net interest margin - GAAP	4.56%	4.52%	4.33%	4.25%	4.22%

Net interest income amounted to $215.9 million for the second quarter of 2025, an increase of $3.5 million, compared to $212.4 million for the first quarter of 2025, which includes approximately $1.6 million associated with the effect of an additional day in the second quarter of 2025. The increase in net interest income reflects the following:

•	A $2.4 million decrease in interest expense on interest-bearing liabilities, consisting of:

-
A $2.5 million decrease in interest expense on borrowings, driven by the $180.0 million in FHLB advances that matured and were repaid in March 2025 and the full quarter effect of the $50.6 million redemption of trust-preferred securities (“TruPS”) in March 2025.

-
A $1.2 million decrease in interest expense on interest-bearing checking and savings accounts, driven by the effect of lower interest rates, partially offset by a $0.3 million increase associated with the effect of an additional day in the second quarter of 2025. The average cost of interest-bearing checking and savings accounts in the second quarter of 2025 decreased 7 basis points to 1.38% when compared to the previous quarter.

Partially offset by:

-
A $1.3 million increase in interest expense on time deposits, excluding brokered CDs, mainly due to a $141.6 million increase in the average balance and a $0.3 million increase associated with the effect of an additional day in the second quarter of 2025.

•	A $1.2 million increase in interest income on loans driven by:

-
A $0.9 million increase in interest income on commercial and construction loans, driven by a $1.8 million increase in interest income associated with a $99.5 million increase in the average balance of this portfolio, and a $1.1 million increase associated with the effect of an additional day in the second quarter of 2025, partially offset by $1.2 million in interest income recognized during the first quarter of 2025 related to prepayment penalties and acceleration of unamortized net deferred fees associated with the payoff of a $73.8 million commercial mortgage loan in the Puerto Rico region.

As of June 30, 2025, the interest rate on approximately 52% of the Corporation’s commercial and construction loans was tied to variable rates, with 33% based upon SOFR of 3 months or less, 11% based upon the Prime rate index, and 8% based on other indexes. For the quarter ended June 30, 2025, the average one-month SOFR, three-month SOFR and Prime rate remained flat when compared to the first quarter of 2025.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2025 – Page 3 of 27
-	A $0.2 million increase in interest income on residential mortgage loans, driven by a $12.7 million increase in the average balance.

-
A $0.1 million increase in interest income on consumer loans and finance leases, mainly due to a $1.0 million increase associated with the effect of an additional day in the second quarter of 2025, which was almost offset by a decrease in the average balance of personal loans and credit cards and lower income from late fees, mainly in the auto loans portfolio.

Partially offset by:

•	A $0.1 million net decrease in investment securities and interest-bearing cash balances, consisting of:

-
A $0.3 million decrease in interest income from interest-bearing cash balances, primarily driven by a $40.5 million decrease in the average balances, which consisted primarily of deposits maintained at the Federal Reserve Bank (the “FED”).

-	A $0.2 million decrease in other investment securities, driven by a $6.5 million decrease in the average balance of FHLB stock.

Partially offset by:

-
A $0.4 million increase in interest income on debt securities, mainly due to $397.1 million in purchases of higher-yielding available-for-sale debt securities with an average yield of 4.78% during the second quarter of 2025 replacing maturities of lower-yielding debt securities, partially offset by $0.3 million in higher U.S. agencies’ MBS premium amortization expense associated with an increase in anticipated prepayments.

Net interest margin for the second quarter of 2025 was 4.56%, a 4 basis points increase when compared to the first quarter of 2025, mostly reflecting a decrease in the cost of funds, and the change in asset mix associated with the deployment of cash flows from lower-yielding investment securities to fund loan growth and purchases of higher-yielding investment securities. The margin for the first quarter of 2025 includes a 4 basis points improvement associated with prepayment penalties in the commercial loan portfolio and higher income from late fees in the consumer loan portfolio.

NON-INTEREST INCOME

The following table sets forth information concerning non-interest income for the last five quarters:

	Quarter Ended
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
(In thousands)
Service charges and fees on deposit accounts	$9,756	$9,640	$9,748	$9,684	$9,725
Mortgage banking activities	3,401	3,177	3,183	3,199	3,419
Insurance commission income	2,538	5,805	2,274	3,003	2,786
Card and processing income	11,880	11,475	12,155	11,768	11,523
Other non-interest income	3,375	5,637	4,839	4,848	4,585
Non-interest income	$30,950	$35,734	$32,199	$32,502	$32,038

Non-interest income decreased by $4.8 million to $30.9 million for the second quarter of 2025, compared to $35.7 million for the first quarter of 2025, mainly due to $3.3 million in seasonal contingent insurance commissions recorded in the first quarter of 2025 based on the prior year’s production of insurance policies and a $2.3 million decrease related to lower realized gains from purchased income tax credits.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2025 – Page 4 of 27
NON-INTEREST EXPENSES

The following table sets forth information concerning non-interest expenses for the last five quarters:

	Quarter Ended
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
(In thousands)
Employees’ compensation and benefits	$60,058	$62,137	$59,652	$59,081	$57,456
Occupancy and equipment	22,297	22,630	22,771	22,424	21,851
Business promotion	3,495	3,278	5,328	4,116	4,359
Professional service fees:
Collections, appraisals and other credit-related fees	634	598	956	688	1,149
Outsourcing technology services	8,324	7,921	7,499	7,771	7,698
Other professional fees	2,651	2,967	3,355	4,079	3,584
Taxes, other than income taxes	5,712	5,878	5,994	5,665	5,408
FDIC deposit insurance	2,235	2,236	2,236	2,164	2,316
Other insurance and supervisory fees	1,566	1,551	1,967	2,092	2,287
Net gain on OREO operations	(591)	(1,129)	(1,074)	(1,339)	(3,609)
Credit and debit card processing expenses	7,747	5,110	7,147	7,095	7,607
Communications	2,208	2,245	2,251	2,170	2,261
Other non-interest expenses	7,001	7,600	6,451	6,929	6,315
Total non-interest expenses	$123,337	$123,022	$124,533	$122,935	$118,682

Non-interest expenses amounted to $123.3 million in the second quarter of 2025, an increase of $0.3 million, from $123.0 million in the first quarter of 2025. The $0.3 million increase reflects the following significant variances:

•	A $2.6 million increase in credit and debit card processing expenses, mainly due to $2.2 million in credit and debit card expense reimbursements received during the first quarter of 2025.

Partially offset by:

•
A $2.1 million decrease in employees’ compensation and benefits expenses, driven by a $2.1 million decrease in bonuses which include $1.9 million in stock-based compensation expense of retirement-eligible employees recognized during the first quarter of 2025, and a decrease in payroll taxes due to employees reaching maximum taxable amounts, partially offset by a $1.1 million increase in salary compensation in part due to the effect of an additional working day in the second quarter of 2025.

•
A $0.5 million decrease in the net gain on other real estate owned (“OREO”) operations, mainly due to a $0.3 million decrease in income recognized from rental payments associated with OREO income-producing properties and $0.2 million in write-downs of commercial OREO properties in the Puerto Rico region recorded during the second quarter of 2025.

INCOME TAXES

The Corporation recorded an income tax expense of $22.7 million for the second quarter of 2025, compared to $23.2 million for the first quarter of 2025. The decrease in income tax expense was driven by a lower estimated annual effective tax rate due to a higher proportion of exempt to taxable income and a $0.5 million tax contingency accrual released during the second quarter of 2025 in connection with the expiration of the statute of limitation on some uncertain tax positions.

The Corporation’s estimated annual effective tax rate, excluding entities with pre-tax losses from which a tax benefit cannot be recognized and discrete items, was 22.8% for the second quarter of 2025, compared to 23.7% for the first quarter of 2025. As of June 30, 2025, the Corporation had a deferred tax asset of $134.8 million, net of a valuation allowance of $103.3 million against the deferred tax assets.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2025 – Page 5 of 27
CREDIT QUALITY

Non-Performing Assets

The following table sets forth information concerning non-performing assets for the last five quarters:

(Dollars in thousands)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Nonaccrual loans held for investment:
Residential mortgage	$30,790	$30,793	$31,949	$31,729	$31,396
Construction	5,718	1,356	1,365	4,651	4,742
Commercial mortgage	22,905	23,155	10,851	11,496	11,736
Commercial and industrial (“C&I”)	20,349	20,344	20,514	18,362	27,661
Consumer and finance leases	20,336	22,813	22,788	23,106	20,638
Total nonaccrual loans held for investment	$100,098	$98,461	$87,467	$89,344	$96,173
OREO	14,449	15,880	17,306	19,330	21,682
Other repossessed property	11,868	13,444	11,859	8,844	7,513
Other assets (1)	1,576	1,599	1,620	1,567	1,532
Total non-performing assets (2)	$127,991	$129,384	$118,252	$119,085	$126,900

Past due loans 90 days and still accruing (3)	$29,535	$37,117	$42,390	$43,610	$47,173
Nonaccrual loans held for investment to total loans held for investment	0.78%	0.78%	0.69%	0.72%	0.78%
Nonaccrual loans to total loans	0.78%	0.78%	0.69%	0.72%	0.78%
Non-performing assets to total assets	0.68%	0.68%	0.61%	0.63%	0.67%

(1)	Residential pass-through MBS issued by the Puerto Rico Housing Finance Authority (“PRHFA”) held as part of the available-for-sale debt securities portfolio.
(2)
Excludes purchased-credit deteriorated (“PCD”) loans previously accounted for under Accounting Standards Codification (“ASC”) Subtopic 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans as “units of account” both at the time of adoption of current expected credit losses (“CECL”) on January 1, 2020 and on an ongoing basis for credit loss measurement. These loans will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The portion of such loans contractually past due 90 days or more amounted to $4.9 million as of June 30, 2025 (March 31, 2025 - $5.7 million; December 31, 2024 - $6.2 million; September 30, 2024 - $6.5 million; June 30, 2024 - $7.4 million).

(3)
These include rebooked loans, which were previously pooled into Government National Mortgage Association (“GNMA”) securities, amounting to $5.5 million as of June 30, 2025 (March 31, 2025 - $6.4 million; December 31, 2024 - $5.7 million; September 30, 2024 - $6.6 million; June 30, 2024 - $6.8 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA’s specified delinquency criteria. For accounting purposes, the loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

Variances in credit quality metrics:

•
Total non-performing assets decreased by $1.4 million to $128.0 million as of June 30, 2025, mainly due to a $3.0 million decrease in OREO and other repossessed assets and a $2.5 million decrease in consumer loans and finance leases, partially offset by the aforementioned inflow to nonaccrual status of a $4.3 million construction loan in the Puerto Rico region in the hospitality industry during the second quarter of 2025.

•
Inflows to nonaccrual loans held for investment were $34.4 million in the second quarter of 2025, a decrease of $9.0 million, compared to inflows of $43.4 million in the first quarter of 2025. Inflows to nonaccrual commercial and construction loans were $5.2 million in the second quarter of 2025, a decrease of $8.6 million, compared to inflows of $13.8 million in the first quarter of 2025, driven by the inflow of a $12.6 million commercial mortgage loan in the Florida region during the first quarter of 2025, partially offset by the aforementioned inflow of the $4.3 million construction loan in the Puerto Rico region during the second quarter of 2025. Inflows to nonaccrual consumer loans were $24.3 million in the second quarter of 2025, a decrease of $0.7 million, compared to inflows of $25.0 million in the first quarter of 2025. Inflows to nonaccrual residential mortgage loans were $4.9 million in the second quarter of 2025, an increase of $0.3 million, compared to inflows of $4.6 million in the first quarter of 2025. See Early Delinquency for additional information.

•
Adversely classified commercial loans decreased by $7.6 million to $93.3 million as of June 30, 2025, driven by the upgrade of a $12.0 million commercial mortgage loan in the Florida region, partially offset by the downgrade of a $3.0 million C&I relationship in the Puerto Rico region.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2025 – Page 6 of 27
Early Delinquency

Total loans held for investment in early delinquency (i.e., 30-89 days past due accruing loans, as defined in regulatory reporting instructions) amounted to $134.0 million as of June 30, 2025, an increase of $2.8 million, compared to $131.2 million as of March 31, 2025. The variances by major portfolio are as follows:

•
Consumer loans in early delinquency increased by $6.3 million to $104.8 million, driven by a $9.5 million increase in the auto loans portfolio, partially offset by a $2.7 million decrease in the finance leases portfolio. Consumer loans in early delinquency had decreased $19.5 million in the first quarter of 2025.

Partially offset by:

•	Residential mortgage loans in early delinquency decreased by $2.7 million to $26.2 million.

•	Commercial and construction loans in early delinquency decreased by $0.8 million to $3.0 million.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2025 – Page 7 of 27
Allowance for Credit Losses

The following table summarizes the activity of the ACL for on-balance sheet and off-balance sheet exposures during the second and first quarters of 2025:

	Quarter Ended June 30, 2025
	Loans and Finance Leases					Debt Securities
(Dollars in thousands)	Residential Mortgage Loans	Commercial and Construction Loans	Consumer Loans and Finance Leases	Total Loans and Finance Leases	Unfunded Loans Commitments	Held-to- Maturity	Available- for-Sale	Total ACL
Allowance for Credit Losses
Allowance for credit losses, beginning balance	$41,640	$64,024	$141,605	$247,269	$3,080	$843	$516	$251,708
Provision for credit losses - expense (benefit)	793	1,808	17,780	20,381	287	(78)	(3)	20,587
Net recoveries (charge-offs)	15	824	(19,911)	(19,072)	-	-	-	(19,072)
Allowance for credit losses, end of period	$42,448	$66,656	$139,474	$248,578	$3,367	$765	$513	$253,223
Amortized cost of loans and finance leases	$2,859,158	$6,263,833	$3,747,011	$12,870,002
Allowance for credit losses on loans to amortized cost	1.48%	1.06%	3.72%	1.93%

	Quarter Ended March 31, 2025
	Loans and Finance Leases					Debt Securities
(Dollars in thousands)	Residential Mortgage Loans	Commercial and Construction Loans	Consumer Loans and Finance Leases	Total Loans and Finance Leases	Unfunded Loans Commitments	Held-to- Maturity	Available- for-Sale	Total ACL
Allowance for Credit Losses
Allowance for credit losses, beginning balance	$40,654	$59,305	$143,983	$243,942	$3,143	$802	$521	$248,408
Provision for credit losses - expense (benefit)	1,004	4,588	19,245	24,837	(63)	41	(5)	24,810
Net (charge-offs) recoveries	(18)	131	(21,623)	(21,510)	-	-	-	(21,510)
Allowance for credit losses, end of period	$41,640	$64,024	$141,605	$247,269	$3,080	$843	$516	$251,708
Amortized cost of loans and finance leases	$2,837,846	$6,095,998	$3,741,554	$12,675,398
Allowance for credit losses on loans to amortized cost	1.47%	1.05%	3.78%	1.95%

Allowance for Credit Losses for Loans and Finance Leases

As of June 30, 2025, the ACL for loans and finance leases was $248.6 million, an increase of $1.3 million, from $247.3 million as of March 31, 2025.

The increase was mainly in the ACL for commercial and construction loans, which increased by $2.7 million, mainly due to C&I loan growth. Also, the ACL for residential mortgage loans increased by $0.8 million mainly due to the longer expected life of newly originated loans, partially offset by improvements in the long-term projections of the unemployment rate and the Housing Price Index. Meanwhile, the ACL for consumer loans decreased by $2.2 million, driven by improvements in macroeconomic variables, mainly in the projection of the unemployment rate, and reductions in the unsecured loan portfolio volumes.

The provision for credit losses on loans and finance leases was $20.4 million for the second quarter of 2025, compared to $24.8 million in the first quarter of 2025, as detailed below:

•
Provision for credit losses for the commercial and construction loan portfolios was an expense of $1.8 million for the second quarter of 2025, compared to an expense of $4.6 million for the first quarter of 2025. The $2.8 million decrease in provision expense was driven by improvements in the macroeconomic forecast, and the provision recorded during the first quarter of 2025 as a result of updated financial information of certain commercial borrowers, partially offset by the aforementioned loan growth.

•
Provision for credit losses for the consumer loan and finance lease portfolios was an expense of $17.8 million for the second quarter of 2025, compared to an expense of $19.2 million for the first quarter of 2025. The $1.4 million decrease in provision expense was driven by lower net charge-off, the aforementioned improvements in macroeconomic variables, and reductions in the unsecured loan portfolio volumes. The first quarter of 2025 included $2.4 million in recoveries associated with the bulk sale of fully charged-off consumer loans and finance leases.

•
Provision for credit losses for the residential mortgage loan portfolio was an expense of $0.8 million for the second quarter of 2025, compared to an expense of $1.0 million for the first quarter of 2025. The decrease in provision expense was driven by improvements in macroeconomic variables at a higher degree than in the previous quarter, partially offset by loan growth.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2025 – Page 8 of 27
The ratio of the ACL for loans and finance leases to total loans held for investment was 1.93% as of June 30, 2025, compared to 1.95% as of March 31, 2025. The ratio of the total ACL for loans and finance leases to nonaccrual loans held for investment decreased to 248.33% as of June 30, 2025, compared to 251.13% as of March 31, 2025.

Net Charge-Offs

The following table presents ratios of net (recoveries) charge-offs to average loans held-in-portfolio for the last five quarters:

	Quarter Ended
	June 30, 2025	March 31, 2025		December 31, 2024	September 30, 2024	June 30, 2024

Residential mortgage	-0.00%	0.00%		0.04%	-0.01%	0.01%
Construction	-0.02%	-0.02%		-0.17%	-0.02%	-0.02%
Commercial mortgage	-0.01%	-0.01%		-0.01%	-0.01%	-0.07%
C&I	-0.09%	-0.01%		0.02%	0.15%	-0.08%
Consumer loans and finance leases	2.12%	2.31	% (1)	2.59%	2.46%	2.38%
Total loans	0.60%	0.68	% (1)	0.78%	0.78%	0.69%

(1)
The net charge-offs for the quarter ended March 31, 2025 included $2.4 million in recoveries associated with the bulk sale of fully charged-off consumer loans and finance leases. These recoveries reduced the ratios of consumer loans and finance leases and total net charge-offs to related average loans for the quarter ended March 31, 2025 by 25 basis points and 8 basis points, respectively.

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

Net charge-offs were $19.1 million for the second quarter of 2025, or an annualized 0.60% of average loans, compared to $21.4 million, or an annualized 0.68% of average loans, in the first quarter of 2025. The $2.3 million reduction in net charge-offs was driven by a $1.7 million decrease in consumer loans and finance leases net charge-offs, and $0.8 million in C&I net recoveries in the Puerto Rico region during the second quarter of 2025. The first quarter of 2025 includes $2.4 million in recoveries in connection with the aforementioned bulk sale of fully charged-off loans.

Allowance for Credit Losses for Unfunded Loan Commitments

As of June 30, 2025, the ACL for off-balance sheet credit exposures increased to $3.4 million, compared to $3.1 million as of March 31, 2025.

Allowance for Credit Losses for Debt Securities

As of June 30, 2025, the ACL for debt securities was $1.3 million, of which $0.8 million was related to Puerto Rico municipal bonds classified as held-to-maturity, compared to $1.4 million and $0.9 million, respectively, as of March 31, 2025.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2025 – Page 9 of 27
STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $18.9 billion as of June 30, 2025, down $209.5 million from March 31, 2025.

The following variances within the main components of total assets are noted:

•	A $591.6 million decrease in cash and cash equivalents, mainly related to the overall decrease in deposits, loan growth, and the net cash outflow for the purchase of investment securities.

•
A $178.9 million increase in investment securities, mainly due to purchases during the second quarter of 2025 of $200.3 million primarily in U.S. agencies’ residential MBS at an average yield of 5.28% and $196.8 million in U.S. Treasury securities at an average yield of 4.27%, and a $41.2 million increase in the fair value of available-for-sale debt securities attributable to changes in market interest rates, partially offset by $134.4 million in maturities primarily of U.S. agencies’ debentures and $125.0 million in principal repayments of U.S. agencies’ MBS and debentures.

•
A $189.7 million increase in total loans. On a portfolio basis, the variance consisted of increases of $167.8 million in commercial and construction loans, $16.5 million increase in residential mortgage loans, and $5.4 million in consumer loans. In terms of geography, the growth consisted of increases of $99.1 million in the Florida region, $77.3 million in the Puerto Rico region, and $13.3 million in the Virgin Islands region. The increase in commercial and construction loans reflects the origination of three C&I loans in the Florida region, each in excess of $10.0 million, totaling $57.1 million and the origination of a $50.0 million C&I term loan in the Puerto Rico region.

Total loan originations, including refinancings, renewals, and draws from existing commitments (excluding credit card utilization activity), amounted to $1.3 billion in the second quarter of 2025, an increase of $231.5 million compared to the first quarter of 2025.

Total loan originations in the Puerto Rico region amounted to $978.5 million in the second quarter of 2025, compared to $765.0 million in the first quarter of 2025. The $213.5 million increase in total loan originations was mainly in commercial and construction loans, driven by the aforementioned origination of a $50.0 million C&I term loan, the refinancing of a $25.0 million C&I term loan, higher utilization of C&I lines of credit during the second quarter of 2025, and the refinancing of four commercial mortgage loans totaling $78.4 million.

Total loan originations in the Florida region amounted to $282.6 million in the second quarter of 2025, compared to $261.4 million in the first quarter of 2025. The $21.2 million increase in total loan originations was mainly related to a $14.1 million increase in residential mortgage loan originations and a $6.2 million increase in commercial and construction loan originations.

Total loan originations in the Virgin Islands region decreased by $3.2 million to $44.8 million in the second quarter of 2025, compared to $48.0 million in the first quarter of 2025.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2025 – Page 10 of 27
Total liabilities were approximately $17.1 billion as of June 30, 2025, a decrease of $275.6 million from March 31, 2025.

The following variances within the main components of total liabilities are noted:

•	Total deposits decreased by $268.5 million consisting of:

o
A $240.9 million decrease in deposits, excluding brokered CDs and government deposits, of which $222.1 million was in the Puerto Rico region. The decrease in such deposits includes a $262.7 million decrease in non-interest-bearing deposits, which consists of declines of $212.0 million in the Puerto Rico region, $48.8 million in the Florida region, and $1.9 million in the Virgin Islands region. The decrease in the Puerto Rico region was primarily driven by fluctuations in large commercial accounts.

o	A $71.7 million decrease in government deposits, reflecting decreases of $54.2 million in the Puerto Rico region and $17.5 million in the Virgin Islands region.

Partially offset by:

o
A $44.1 million increase in brokered CDs in the Florida region. The increase consists of $92.2 million of new issuances with average maturities of approximately 0.9 years and an all-in cost of 4.33%, partially offset by maturing brokered CDs amounting to $48.1 million with an all-in cost of 5.21% that were paid off during the second quarter of 2025.

•	An $11.1 million decrease in borrowings related to the redemption of the remaining TruPS issued by FBP Statutory Trust I, a financing trust that is wholly owned by the Corporation.

Total stockholders’ equity amounted to $1.8 billion as of June 30, 2025, an increase of $66.1 million from March 31, 2025, driven by the net income generated in the second quarter of 2025 and a $41.2 million increase in the fair value of available-for-sale debt securities due to changes in market interest rates recognized as part of accumulated other comprehensive loss, partially offset by $29.0 million in common stock dividends declared in the second quarter of 2025 and $28.2 million in common stock repurchases at an average price of $17.84.

As of June 30, 2025, capital ratios exceeded the required regulatory levels for bank holding companies and well-capitalized banks. The Corporation’s estimated CET1 capital, tier 1 capital, total capital and leverage ratios under the Basel III rules were 16.61%, 16.61%, 17.87%, and 11.41%, respectively, as of June 30, 2025, compared to CET1 capital, tier 1 capital, total capital, and leverage ratios of 16.62%, 16.62%, 17.96%, and 11.20%, respectively, as of March 31, 2025.

Meanwhile, estimated CET1 capital, tier 1 capital, total capital and leverage ratios of our banking subsidiary, FirstBank, were 15.45%, 16.20%, 17.46%, and 11.13%, respectively, as of June 30, 2025, compared to CET1 capital, tier 1 capital, total capital and leverage ratios of 15.56%, 16.32%, 17.58%, and 11.00%, respectively, as of March 31, 2025.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2025 – Page 11 of 27
Liquidity

Cash and cash equivalents decreased by $591.6 million to $736.7 million as of June 30, 2025. When adding $1.6 billion of free high-quality liquid securities that could be liquidated or pledged within one day, total core liquidity amounted to $2.3 billion as of June 30, 2025, or 12.17% of total assets, compared to $2.7 billion, or 14.25% of total assets as of March 31, 2025. In addition, as of June 30, 2025, the Corporation had $1.0 billion available for credit with the FHLB based on the value of the collateral pledged with the FHLB. As such, the basic liquidity ratio (which includes cash, free high-quality liquid assets such as U.S. government and government-sponsored enterprises’ obligations that could be liquidated or pledged within one day, and available secured lines of credit with the FHLB to total assets) was approximately 17.58% as of June 30, 2025, compared to 18.76% as of March 31, 2025.

In addition to the aforementioned available credit from the FHLB, the Corporation also maintains borrowing capacity at the FED Discount Window Program. The Corporation had approximately $2.7 billion available for funding under the FED’s Borrower-In-Custody Program as of June 30, 2025. In the aggregate, as of June 30, 2025, the Corporation had $6.0 billion available to meet liquidity needs, or 133% of estimated uninsured deposits (excluding fully collateralized government deposits).

The Corporation’s total deposits, excluding brokered CDs, amounted to $16.0 billion as of June 30, 2025, compared to $16.3 billion as of March 31, 2025, which includes $3.4 billion in government deposits that are fully collateralized as of each of those periods. Excluding fully collateralized government deposits and FDIC-insured deposits, as of June 30, 2025, the estimated amount of uninsured deposits was $4.5 billion, which represents 28.10% of total deposits, compared to $4.6 billion, or 28.44% of total deposits, as of March 31, 2025. Refer to Table 11 in the accompanying tables (Exhibit A) for additional information about the deposits composition.

Tangible Common Equity (Non-GAAP)

On a non-GAAP basis, the Corporation’s tangible common equity ratio increased to 9.56% as of June 30, 2025, compared to  9.10% as of March 31, 2025, driven by a decrease in tangible assets, quarterly earnings less dividends and repurchases of common stock, and the $41.2 million increase in the fair value of available-for-sale debt securities. Refer to Non-GAAP Disclosures- Non-GAAP Financial Measures for the definition of and additional information about this non-GAAP financial measure.

The following table presents a reconciliation of the Corporation’s tangible common equity and tangible assets to the most comparable GAAP items as of the indicated dates:

	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
(In thousands, except ratios and per share information)
Tangible Equity:
Total common equity - GAAP	$1,845,455	$1,779,342	$1,669,236	$1,700,885	$1,491,460
Goodwill	(38,611)	(38,611)	(38,611)	(38,611)	(38,611)
Other intangible assets	(4,535)	(5,715)	(6,967)	(8,260)	(9,700)
Tangible common equity - non-GAAP	$1,802,309	$1,735,016	$1,623,658	$1,654,014	$1,443,149

Tangible Assets:
Total assets - GAAP	$18,897,529	$19,106,983	$19,292,921	$18,859,170	$18,881,374
Goodwill	(38,611)	(38,611)	(38,611)	(38,611)	(38,611)
Other intangible assets	(4,535)	(5,715)	(6,967)	(8,260)	(9,700)
Tangible assets - non-GAAP	$18,854,383	$19,062,657	$19,247,343	$18,812,299	$18,833,063
Common shares outstanding	161,508	163,104	163,869	163,876	163,865

Tangible common equity ratio - non-GAAP	9.56%	9.10%	8.44%	8.79%	7.66%
Tangible book value per common share - non-GAAP	$11.16	$10.64	$9.91	$10.09	$8.81

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2025 – Page 12 of 27
Exposure to Puerto Rico Government

Direct Exposure

As of June 30, 2025, the Corporation had $286.9 million of direct exposure to the Puerto Rico government, its municipalities, and public corporations, compared to $288.1 million as of March 31, 2025. As of June 30, 2025, approximately $196.2 million of the exposure consisted of loans and obligations of municipalities in Puerto Rico that are supported by assigned property tax revenues and for which, in most cases, the good faith, credit, and unlimited taxing power of the applicable municipality have been pledged to their repayment, and $50.3 million consisted of loans and obligations which are supported by one or more specific sources of municipal revenues. The Corporation’s total direct exposure to the Puerto Rico government also included $8.7 million in a loan extended to an affiliate of the Puerto Rico Electric Power Authority and $28.9 million in loans to public corporations of Puerto Rico. In addition, the total direct exposure included an obligation of the Puerto Rico government, specifically a residential pass-through MBS issued by the PRHFA, at an amortized cost of $2.8 million (fair value of $1.6 million as of June 30, 2025), included as part of the Corporation’s available-for-sale debt securities portfolio. This residential pass-through MBS issued by the PRHFA is collateralized by certain second mortgages and had an unrealized loss of $1.2 million as of June 30, 2025, of which $0.3 million is due to credit deterioration.

The aforementioned exposure to municipalities in Puerto Rico included $92.8 million of financing arrangements with Puerto Rico municipalities that were issued in bond form but underwritten as loans with features that are typically found in commercial loans.  These bonds are accounted for as held-to-maturity debt securities.

Indirect Exposure

As of each of June 30, 2025 and March 31, 2025, the Corporation had $2.9 billion, respectively, of public sector deposits in Puerto Rico. Approximately 21% of the public sector deposits as of June 30, 2025 were from municipalities and municipal agencies in Puerto Rico, and 79% were from public corporations, the Puerto Rico central government and agencies, and U.S. federal government agencies in Puerto Rico.

Additionally, as of June 30, 2025, the outstanding balance of construction loans funded through conduit financing structures to support the federal programs of Low-Income Housing Tax Credit (“LIHTC”) combined with other federal programs amounted to $69.7 million, compared to $62.6 million as of March 31, 2025. The main objective of these programs is to spur development in new or rehabilitated and affordable rental housing. PRHFA, as program subrecipient and conduit issuer, issues tax-exempt obligations which are acquired by private financial institutions and are required to co-underwrite with PRHFA a mirror construction loan agreement for the specific project loan to which the Corporation will serve as ultimate lender but where the PRHFA will be the lender of record. The total amount of unfunded loan commitments related to these loans as of June 30, 2025 was $83.2 million.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2025 – Page 13 of 27
NON-GAAP DISCLOSURES

This press release contains GAAP financial measures and non-GAAP financial measures. Non-GAAP financial measures are used when management believes that the presentation of these non-GAAP financial measures enhances the ability of analysts and investors to analyze trends in the Corporation’s business and understand the performance of the Corporation. The Corporation may utilize these non-GAAP financial measures as guides in its budgeting and long-term planning process. Where non-GAAP financial measures are used, the most comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the most comparable GAAP financial measure, can be found in the text or in the tables in or attached to this press release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Certain non-GAAP financial measures, such as adjusted net income and adjusted earnings per share, and adjusted pre-tax, pre-provision income, exclude the effect of items that management believes are not reflective of core operating performance (the “Special Items”). Other non-GAAP financial measures include adjusted net interest income and adjusted net interest income margin, tangible common equity, tangible book value per common share, and certain capital ratios. These measures should be read in conjunction with the accompanying tables (Exhibit A), which are an integral part of this press release, and the Corporation’s other financial information that is presented in accordance with GAAP.

Special Items

The financial results for the quarter and six-month period ended June 30, 2024 included the following Special Item:

FDIC Special Assessment Expense

-
Charges of $0.2 million ($0.1 million after-tax, calculated based on the statutory tax rate of 37.5%) and $1.1 million ($0.7 million after-tax, calculated based on the statutory tax rate of 37.5%) were recorded for the second quarter of 2024 and six-month period ended June 30, 2024, respectively, to increase the special assessment imposed by the FDIC in connection with losses to the Deposit Insurance Fund associated with protecting uninsured deposits following the failures of certain financial institutions during the first half of 2023. The estimated FDIC special assessment of $7.4 million was the revised estimated loss reflected in the FDIC invoice for the first quarterly collection period with a payment date of June 28, 2024. The FDIC deposit special assessment is reflected in the condensed consolidated statements of income as part of “FDIC deposit insurance” expenses.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2025 – Page 14 of 27
Non-GAAP Financial Measures

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management uses and believes that investors may find useful in analyzing underlying performance trends, particularly in times of economic stress, including as a result of natural catastrophes or health epidemics. Adjusted pre-tax, pre-provision income, as defined by management, represents income before income taxes adjusted to exclude the provisions for credit losses on loans, unfunded loan commitments and debt securities. In addition, from time to time, earnings are also adjusted for certain items that management believes are not reflective of core operating performance, which are regarded as Special Items.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures that management believes are generally used by the financial community to evaluate capital adequacy. Tangible common equity is total common equity less goodwill and other intangible assets. Tangible assets are total assets less goodwill and other intangible assets. Tangible common equity ratio is tangible common equity divided by tangible assets. Tangible book value per common share is tangible assets divided by common shares outstanding. Refer to Statement of Financial Condition - Tangible Common Equity (Non-GAAP) for a reconciliation of the Corporation’s total stockholders’ equity and total assets in accordance with GAAP to the non-GAAP financial measures of tangible common equity and tangible assets, respectively. Management uses and believes that many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with other more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Accordingly, the Corporation believes that disclosure of these financial measures may be useful to investors. Neither tangible common equity nor tangible assets, or the related measures, should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Net Interest Income Excluding Valuations, and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and on a tax-equivalent basis in order to provide to investors additional information about the Corporation’s net interest income that management uses and believes should facilitate comparability and analysis of the periods presented. The changes in the fair value of derivative instruments have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Refer to Table 4 in the accompanying tables (Exhibit A) for a reconciliation of the Corporation’s net interest income to adjusted net interest income excluding valuations, and on a tax-equivalent basis. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and tax-exempt loans, on a common basis that management believes facilitates comparison of results to the results of peers.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2025 – Page 15 of 27
NET INCOME AND RECONCILIATION TO ADJUSTED NET INCOME (NON-GAAP)

The following table shows, for the second and first quarters of 2025 and six-month period ended June 30, 2025, net income and earnings per diluted share, and reconciles, for the second quarter of 2024 and six-month period ended June 30, 2024, net income to adjusted net income and adjusted earnings per diluted share, which are non-GAAP financial measures that exclude the significant Special Item discussed in the Non-GAAP Disclosures - Special Items section.

	Quarter Ended			Six-Month Period Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
(In thousands, except per share information)
Net income, as reported (GAAP)	$80,180	$77,059	$75,838	$157,239	$149,296
Adjustments:
FDIC special assessment expense	-	-	152	-	1,099
Income tax impact of adjustments (1)	-	-	(57)	-	(412)
Adjusted net income attributable to common stockholders (non-GAAP)	$80,180	$77,059	$75,933	$157,239	$149,983
Weighted-average diluted shares outstanding	161,513	163,749	165,543	162,625	166,670
Earnings per share - diluted (GAAP)	$0.50	$0.47	$0.46	$0.97	$0.90
Adjusted earnings per share - diluted (non-GAAP)	$0.50	$0.47	$0.46	$0.97	$0.90

(1)	See Non-GAAP Disclosures - Special Items above for a discussion of the individual tax impact related to the above adjustments.

INCOME BEFORE INCOME TAXES AND RECONCILIATION TO ADJUSTED PRE-TAX, PRE-PROVISION INCOME (NON-GAAP)

The following table reconciles income before income taxes to adjusted pre-tax, pre-provision income for the last five quarters and for the six-month periods ended June 30, 2025 and 2024:
	Quarter Ended					Six-Month Period Ended
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	June 30, 2025	June 30, 2024
(Dollars in thousands)
Income before income taxes	$102,885	$100,299	$96,029	$96,386	$101,379	$203,184	$198,792
Add: Provision for credit losses expense	20,587	24,810	20,904	15,245	11,605	45,397	23,772
Add: FDIC special assessment expense	-	-	-	-	152	-	1,099
Adjusted pre-tax, pre-provision income (1)	$123,472	$125,109	$116,933	$111,631	$113,136	$248,581	$223,663
Change from most recent prior period (amount)	$(1,637)	$8,176	$5,302	$(1,505)	$2,609	$24,918	$(12,436)
Change from most recent prior period (percentage)	-1.3%	7.0%	4.7%	-1.3%	2.4%	11.1%	-5.3%

(1) Non-GAAP financial measure. See Non-GAAP Disclosures above for the definition and additional information about this non-GAAP financial measure.

Conference Call / Webcast Information

First BanCorp.’s senior management will host an earnings conference call and live webcast on Tuesday, July 22, 2025, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the Corporation’s investor relations website, fbpinvestor.com, or through a dial-in telephone number at (833) 470-1428 or (404) 975-4839. The participant access code is 731851. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the Corporation’s investor relations website, fbpinvestor.com, until July 22, 2026. A telephone replay will be available one hour after the end of the conference call through August 21, 2025, at (866) 813-9403. The replay access code is 506250.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2025 – Page 16 of 27
Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic, operational, and financial performance. The words or phrases “expect,” “anticipate,” “intend,” “should,” “would,” “will,” “plans,” “forecast,” “believe,” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date hereof, and advises readers that any such forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates, and assumptions by us that are difficult to predict. Various factors, some of which are beyond our control, including, but not limited to, the uncertainties more fully discussed in Part I, Item 1A, “Risk Factors” of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2024, and the following, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements: the effect of changes in the interest rate environment and inflation levels on the level, composition and performance of the Corporation’s assets and liabilities, and corresponding effects on the Corporation’s net interest income, net interest margin, loan originations, deposit attrition, overall results of operations, and liquidity position; volatility in the financial services industry, which could result in, among other things, bank deposit runoffs, liquidity constraints, and increased regulatory requirements and costs; the effect of continued changes in the fiscal, monetary and trade policies and regulations of the U.S. federal government, the Puerto Rico government and other governments, including those determined by the Federal Reserve Board, the Federal Reserve Bank of New York, the FDIC, government-sponsored housing agencies and regulators in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, that may affect the future results of the Corporation; uncertainty as to the ability of FirstBank to retain its core deposits and generate sufficient cash flow through its wholesale funding sources, such as securities sold under agreements to repurchase, FHLB advances, and brokered CDs, which may require us to sell investment securities at a loss; adverse changes in general political and economic conditions in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, including in the interest rate environment, unemployment rates, market liquidity and volatility, trade policies, housing absorption rates, real estate markets, and U.S. capital markets, which may affect funding sources, loan portfolio performance and credit quality, market prices of investment securities, and demand for the Corporation’s products and services, and which may reduce the Corporation’s revenues and earnings and the value of the Corporation’s assets; the impact of government financial assistance for hurricane recovery and other disaster relief on economic activity in Puerto Rico, and the timing and pace of disbursements of funds earmarked for disaster relief; the ability of the Corporation, FirstBank, and third-party service providers to identify and prevent cyber-security incidents, such as data security breaches, ransomware, malware, “denial of service” attacks, “hacking,” identity theft, and state-sponsored cyberthreats, and the occurrence of and response to any incidents that occur, which may result in misuse or misappropriation of confidential or proprietary information, disruption, or damage to our systems or those of third-party service providers on which we rely, increased costs and losses and/or adverse effects to our reputation; general competitive factors and other market risks as well as the implementation of existing or planned strategic growth opportunities, including risks, uncertainties, and other factors or events related to any business acquisitions, dispositions, strategic partnerships, strategic operational investments, including systems conversions, and any anticipated efficiencies or other expected results related thereto; uncertainty as to the implementation of the debt restructuring plan of Puerto Rico and the fiscal plan for Puerto Rico as certified on June 5, 2024, by the oversight board established by the Puerto Rico Oversight, Management, and Economic Stability Act, or any revisions to it, on our clients and loan portfolios, and any potential impact from future economic or political developments and tax regulations in Puerto Rico; the impact of changes in accounting standards, or determinations and assumptions in applying those standards, and of forecasts of economic variables considered for the determination of the ACL; the ability of FirstBank to realize the benefits of its net deferred tax assets; the ability of FirstBank to generate sufficient cash flow to pay dividends to the Corporation; environmental, social, and governance (“ESG”) matters, including our climate-related initiatives and commitments, as well as the impact and potential cost to us of any policies, legislation, or initiatives in opposition to our ESG policies; the impacts of natural or man-made disasters, widespread health emergencies, geopolitical conflicts (including sanctions, war or armed conflict, such as the ongoing conflict in Ukraine, the conflict in the Middle East, the possible expansion of such conflicts in surrounding areas and potential geopolitical consequences, and the threat of conflict from neighboring countries in our region), terrorist attacks, or other catastrophic external events, including impacts of such events on general economic conditions and on the Corporation’s assumptions regarding forecasts of economic variables; the risk that additional portions of the unrealized losses in the Corporation’s debt securities portfolio are determined to be credit-related, resulting in additional charges to the provision for credit losses on the Corporation’s debt securities portfolio, and the potential for additional credit losses that could emerge from further downgrades of the U.S.’s Long-Term Foreign-Currency Issuer Default Rating and negative ratings outlooks; the impacts of applicable legislative, tax, or regulatory changes or changes in legislative, tax, or regulatory priorities, the reduction in staffing at U.S. governmental agencies, potential government shutdowns, and political impasses, including uncertainties regarding the U.S. debt ceiling and federal budget, as well as the current U.S. presidential administration and Puerto Rico government administration, on the Corporation’s financial condition or performance; the risk of possible failure or circumvention of the Corporation’s internal controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may further increase the deposit insurance premium and/or require further special assessments, causing an additional increase in the Corporation’s non-interest expenses; any need to recognize impairments on the Corporation’s financial instruments, goodwill, and other intangible assets; the risk that the impact of the occurrence of any of these uncertainties on the Corporation’s capital would preclude further growth of FirstBank and preclude the Corporation’s Board of Directors from declaring dividends; and uncertainty as to whether FirstBank will be able to continue to satisfy its regulators regarding, among other things, its asset quality, liquidity plans, maintenance of capital levels, and compliance with applicable laws, regulations and related requirements. The Corporation does not undertake to, and specifically disclaims any obligation to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by the federal securities laws.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2025 – Page 17 of 27
About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S., and the British Virgin Islands and Florida, and of FirstBank Insurance Agency. First BanCorp.’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.1firstbank.com.

###

First BanCorp.
Ramon Rodriguez
Senior Vice President
Corporate Strategy and Investor Relations
ramon.rodriguez@firstbankpr.com
(787) 729-8200 Ext. 82179

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2025 – Page 18 of 27
EXHIBIT A

Table 1 – Condensed Consolidated Statements of Financial Condition

	As of
	June 30, 2025	March 31, 2025	December 31, 2024
(In thousands, except for share information)
ASSETS
Cash and due from banks	$735,384	$1,327,075	$1,158,215
Money market investments:
Time deposit with another financial institution	500	500	500
Other short-term investments	826	700	700
Total money market investments	1,326	1,200	1,200
Available-for-sale debt securities, at fair value (ACL of $513 as of June 30, 2025, $516 as of March 31, 2025; and $521 as of December 31, 2024)	4,496,803	4,312,884	4,565,302
Held-to-maturity debt securities, at amortized cost, net of ACL of $765 as of June 30, 2025; $843 as of March 31, 2025; and $802 as of December 31, 2024 (fair value of $299,846 as of June 30, 2025; $305,501 as of March 31, 2025 and $308,040 as of December 31, 2024)	306,521	311,964	316,984
Total debt securities	4,803,324	4,624,848	4,882,286
Equity securities	45,202	44,813	52,018
Total investment securities	4,848,526	4,669,661	4,934,304
Loans, net of ACL of $248,578 as of June 30, 2025; $247,269 as of March 31, 2025; and $243,942 as of December 31, 2024	12,621,424	12,428,129	12,502,614
Mortgage loans held for sale, at lower of cost or market	9,857	14,713	15,276
Total loans, net	12,631,281	12,442,842	12,517,890
Accrued interest receivable on loans and investments	71,548	63,777	71,881
Premises and equipment, net	128,425	130,469	133,437
OREO	14,449	15,880	17,306
Deferred tax asset, net	134,772	134,346	136,356
Goodwill	38,611	38,611	38,611
Other intangible assets	4,535	5,715	6,967
Other assets	288,672	277,407	276,754
Total assets	$18,897,529	$19,106,983	$19,292,921
LIABILITIES
Deposits:
Non-interest-bearing deposits	$5,343,588	$5,629,383	$5,547,538
Interest-bearing deposits	11,210,450	11,193,146	11,323,760
Total deposits	16,554,038	16,822,529	16,871,298
Advances from the FHLB	320,000	320,000	500,000
Other borrowings	-	11,143	61,700
Accounts payable and other liabilities	178,036	173,969	190,687
Total liabilities	17,052,074	17,327,641	17,623,685
STOCKHOLDERSʼ EQUITY
Common stock, $0.10 par value, 223,663,116 shares issued (June 30, 2025 - 161,507,795 shares outstanding; March 31, 2025 - 163,104,181 shares outstanding; and December 31, 2024 - 163,868,877 shares outstanding)	22,366	22,366	22,366
Additional paid-in capital	959,629	957,380	964,964
Retained earnings	2,137,421	2,086,276	2,038,812
Treasury stock, at cost (June 30, 2025 - 62,155,321 shares; March 31, 2025 - 60,558,935 shares; and December 31, 2024 - 59,794,239 shares)	(832,671)	(804,185)	(790,350)
Accumulated other comprehensive loss	(441,290)	(482,495)	(566,556)
Total stockholdersʼ equity	1,845,455	1,779,342	1,669,236
Total liabilities and stockholdersʼ equity	$18,897,529	$19,106,983	$19,292,921

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2025 – Page 19 of 27
Table 2 – Condensed Consolidated Statements of Income

	Quarter Ended			Six-Month Period Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
(In thousands, except per share information)
Net interest income:
Interest income	$278,190	$277,065	$272,245	$555,255	$540,750
Interest expense	62,331	64,668	72,617	126,999	144,602
Net interest income	215,859	212,397	199,628	428,256	396,148
Provision for credit losses - expense (benefit):
Loans	20,381	24,837	11,930	45,218	24,847
Unfunded loan commitments	287	(63)	(417)	224	(136)
Debt securities	(81)	36	92	(45)	(939)
Provision for credit losses - expense	20,587	24,810	11,605	45,397	23,772
Net interest income after provision for credit losses	195,272	187,587	188,023	382,859	372,376

Non-interest income:
Service charges and fees on deposit accounts	9,756	9,640	9,725	19,396	19,387
Mortgage banking activities	3,401	3,177	3,419	6,578	6,301
Card and processing income	11,880	11,475	11,523	23,355	22,835
Other non-interest income	5,913	11,442	7,371	17,355	17,498
Total non-interest income	30,950	35,734	32,038	66,684	66,021

Non-interest expenses:
Employees’ compensation and benefits	60,058	62,137	57,456	122,195	116,962
Occupancy and equipment	22,297	22,630	21,851	44,927	43,232
Business promotion	3,495	3,278	4,359	6,773	8,201
Professional service fees	11,609	11,486	12,431	23,095	25,107
Taxes, other than income taxes	5,712	5,878	5,408	11,590	10,537
FDIC deposit insurance	2,235	2,236	2,316	4,471	5,418
Net gain on OREO operations	(591)	(1,129)	(3,609)	(1,720)	(5,061)
Credit and debit card processing expenses	7,747	5,110	7,607	12,857	13,358
Other non-interest expenses	10,775	11,396	10,863	22,171	21,851
Total non-interest expenses	123,337	123,022	118,682	246,359	239,605

Income before income taxes	102,885	100,299	101,379	203,184	198,792
Income tax expense	22,705	23,240	25,541	45,945	49,496

Net income	$80,180	$77,059	$75,838	$157,239	$149,296

Net income attributable to common stockholders	$80,180	$77,059	$75,838	$157,239	$149,296

Earnings per common share:
Basic	$0.50	$0.47	$0.46	$0.97	$0.90
Diluted	$0.50	$0.47	$0.46	$0.97	$0.90

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2025 – Page 20 of 27
Table 3 – Selected Financial Data

	Quarter Ended			Six-Month Period Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
(Shares in thousands)
Per Common Share Results:
Net earnings per share - basic	$0.50	$0.47	$0.46	$0.97	$0.90
Net earnings per share - diluted	$0.50	$0.47	$0.46	$0.97	$0.90
Cash dividends declared	$0.18	$0.18	$0.16	$0.36	$0.32
Average shares outstanding	160,884	162,934	164,945	161,903	166,043
Average shares outstanding diluted	161,513	163,749	165,543	162,625	166,670
Book value per common share	$11.43	$10.91	$9.10	$11.43	$9.10
Tangible book value per common share (1)	$11.16	$10.64	$8.81	$11.16	$8.81
Common stock price: end of period	$20.83	$19.17	$18.29	$20.83	$18.29
Selected Financial Ratios (In Percent):
Profitability:
Return on average assets	1.69	1.64	1.61	1.66	1.59
Return on average equity	17.79	17.90	20.80	17.85	20.17
Interest rate spread (2)	3.89	3.79	3.41	3.84	3.38
Net interest margin (2)	4.71	4.65	4.32	4.68	4.29
Efficiency ratio (3)	49.97	49.58	51.23	49.78	51.84
Capital and Other:
Average total equity to average total assets	9.49	9.14	7.74	9.32	7.87
Total capital	17.87	17.96	18.21	17.87	18.21
Common equity Tier 1 capital	16.61	16.62	15.77	16.61	15.77
Tier 1 capital	16.61	16.62	15.77	16.61	15.77
Leverage	11.41	11.20	10.63	11.41	10.63
Tangible common equity ratio (1)	9.56	9.10	7.66	9.56	7.66
Dividend payout ratio	36.12	38.06	34.80	37.07	35.59
Basic liquidity ratio (4)	17.58	18.76	18.50	17.58	18.50
Core liquidity ratio (5)	12.17	14.25	13.37	12.17	13.37
Loan to deposit ratio	77.80	75.44	75.00	77.80	75.00
Uninsured deposits, excluding fully collateralized deposits, to total deposits (6)	28.10	28.44	28.46	28.10	28.46

Asset Quality:
Allowance for credit losses for loans and finance leases to total loans held for investment	1.93	1.95	2.06	1.93	2.06
Net charge-offs (annualized) to average loans outstanding	0.60	0.68	0.69	0.64	0.53
Provision for credit losses for loans and finance leases to net charge-offs	106.86	115.47	56.84	111.42	77.27
Non-performing assets to total assets	0.68	0.68	0.67	0.68	0.67
Nonaccrual loans held for investment to total loans held for investment	0.78	0.78	0.78	0.78	0.78
Allowance for credit losses for loans and finance leases to total nonaccrual loans held for investment	248.33	251.13	264.66	248.33	264.66
Allowance for credit losses for loans and finance leases to total nonaccrual loans held for investment, excluding residential estate loans	358.66	365.41	392.94	358.66	392.94

(1)
Non-GAAP financial measures. Refer to Non-GAAP Disclosures and Statement of Financial Condition - Tangible Common Equity (Non-GAAP) above for additional information about the components and a reconciliation of these measures.

(2)
Non-GAAP financial measures reported on a tax-equivalent basis and excluding changes in the fair value of derivative instruments. Refer to Non-GAAP Disclosures and Table 4 below for additional information and a reconciliation of these measures.

(3)	Non-interest expenses to the sum of net interest income and non-interest income.
(4)	Defined as the sum of cash and cash equivalents, free high quality liquid assets that could be liquidated within one day, and available secured lines of credit with the FHLB to total assets.
(5)	Defined as the sum of cash and cash equivalents and free high quality liquid assets that could be liquidated within one day to total assets.
(6)	Exclude insured deposits not covered by federal deposit insurance.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2025 – Page 21 of 27
Table 4 – Reconciliation of Net Interest Income to Net Interest Income Excluding Valuations and on a Tax-Equivalent Basis

The following table reconciles net interest income in accordance with GAAP to net interest income excluding valuations, and net interest income on a tax-equivalent basis for the second and first quarters of 2025, the second quarter of 2024, and the six-month periods ended June 30, 2025 and 2024, respectively. The table also reconciles net interest spread and net interest margin to these items excluding valuations, and on a tax-equivalent basis.

	Quarter Ended			Six-Month Period Ended
(Dollars in thousands)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Net Interest Income
Interest income - GAAP	$278,190	$277,065	$272,245	$555,255	$540,750
Unrealized loss (gain) on derivative instruments	3	3	-	6	(2)
Interest income excluding valuations - non-GAAP	278,193	277,068	272,245	555,261	540,748
Tax-equivalent adjustment	7,144	6,232	4,866	13,376	9,679
Interest income on a tax-equivalent basis and excluding valuations - non-GAAP	$285,337	$283,300	$277,111	$568,637	$550,427

Interest expense - GAAP	$62,331	$64,668	$72,617	$126,999	$144,602

Net interest income - GAAP	$215,859	$212,397	$199,628	$428,256	$396,148

Net interest income excluding valuations - non-GAAP	$215,862	$212,400	$199,628	$428,262	$396,146

Net interest income on a tax-equivalent basis and excluding valuations - non-GAAP	$223,006	$218,632	$204,494	$441,638	$405,825

Average Balances
Loans and leases	$12,742,809	$12,632,501	$12,272,816	$12,687,959	$12,240,328
Total securities, other short-term investments and interest-bearing cash balances	6,245,844	6,444,016	6,698,609	6,344,384	6,709,502
Average interest-earning assets	$18,988,653	$19,076,517	$18,971,425	$19,032,343	$18,949,830
Average interest-bearing liabilities	$11,670,411	$11,749,011	$11,868,658	$11,709,495	$11,853,409
Average assets (1)	$19,041,206	$19,107,102	$18,884,431	$19,073,972	$18,871,365
Average non-interest-bearing deposits	$5,402,655	$5,425,836	$5,351,308	$5,414,181	$5,329,920

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.88%	5.89%	5.76%	5.88%	5.72%
Average rate on interest-bearing liabilities - GAAP	2.14%	2.23%	2.45%	2.19%	2.45%
Net interest spread - GAAP	3.74%	3.66%	3.31%	3.69%	3.27%
Net interest margin - GAAP	4.56%	4.52%	4.22%	4.54%	4.19%

Average yield on interest-earning assets excluding valuations - non-GAAP	5.88%	5.89%	5.76%	5.88%	5.72%
Average rate on interest-bearing liabilities	2.14%	2.23%	2.45%	2.19%	2.45%
Net interest spread excluding valuations - non-GAAP	3.74%	3.66%	3.31%	3.69%	3.27%
Net interest margin excluding valuations - non-GAAP	4.56%	4.52%	4.22%	4.54%	4.19%
Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations - non-GAAP	6.03%	6.02%	5.86%	6.03%	5.83%
Average rate on interest-bearing liabilities	2.14%	2.23%	2.45%	2.19%	2.45%
Net interest spread on a tax-equivalent basis and excluding valuations - non-GAAP	3.89%	3.79%	3.41%	3.84%	3.38%
Net interest margin on a tax-equivalent basis and excluding valuations - non-GAAP	4.71%	4.65%	4.32%	4.68%	4.29%

(1)	Includes, among other things, the ACL on loans and finance leases and debt securities, as well as unrealized gains and losses on available-for-sale debt securities.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2025 – Page 22 of 27
Table 5 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

	Average Volume			Interest Income (1) / Expense			Average Rate (1)
Quarter Ended	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,
	2025	2025	2024	2025	2025	2024	2025	2025	2024
(Dollars in thousands)
Interest-earning assets:
Money market and other short-term investments	$1,070,545	$1,111,087	$667,564	$11,897	$12,205	$9,060	4.46%	4.45%	5.44%
Government obligations (2)	1,839,445	1,971,327	2,619,778	7,519	6,970	8,947	1.64%	1.43%	1.37%
MBS	3,289,215	3,308,964	3,359,598	17,979	17,497	14,339	2.19%	2.14%	1.71%
FHLB stock	26,114	32,661	34,032	645	790	818	9.91%	9.81%	9.64%
Other investments	20,525	19,977	17,637	174	247	244	3.40%	5.01%	5.55%
Total investments (3)	6,245,844	6,444,016	6,698,609	38,214	37,709	33,408	2.45%	2.37%	2.00%
Residential mortgage loans	2,854,624	2,841,918	2,807,639	41,674	41,484	40,686	5.86%	5.92%	5.81%
Construction loans	245,906	232,295	245,219	5,839	5,596	4,955	9.52%	9.77%	8.10%
C&I and commercial mortgage loans	5,892,848	5,806,929	5,528,607	100,761	99,759	100,919	6.86%	6.97%	7.32%
Finance leases	903,286	901,768	873,908	17,693	17,854	17,255	7.86%	8.03%	7.92%
Consumer loans	2,846,145	2,849,591	2,817,443	81,156	80,898	79,888	11.44%	11.51%	11.37%
Total loans (4) (5)	12,742,809	12,632,501	12,272,816	247,123	245,591	243,703	7.78%	7.88%	7.96%
Total interest-earning assets	$18,988,653	$19,076,517	$18,971,425	$285,337	$283,300	$277,111	6.03%	6.02%	5.86%

Interest-bearing liabilities:
Time deposits	$3,190,402	$3,048,778	$3,002,159	$26,747	$25,468	$26,588	3.36%	3.39%	3.55%
Brokered CDs	487,787	483,774	676,421	5,491	5,461	8,590	4.52%	4.58%	5.09%
Other interest-bearing deposits	7,662,793	7,693,900	7,528,378	26,400	27,568	28,493	1.38%	1.45%	1.52%
Advances from the FHLB	320,000	468,667	500,000	3,518	5,190	5,610	4.41%	4.49%	4.50%
Other borrowings	9,429	53,892	161,700	175	981	3,336	7.44%	7.38%	8.27%
Total interest-bearing liabilities	$11,670,411	$11,749,011	$11,868,658	$62,331	$64,668	$72,617	2.14%	2.23%	2.45%
Net interest income				$223,006	$218,632	$204,494
Interest rate spread							3.89%	3.79%	3.41%
Net interest margin							4.71%	4.65%	4.32%

(1)
Non-GAAP financial measures reported on a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. Refer to Non-GAAP Disclosures - Non-GAAP Financial Measures and Table 4 above for additional information and a reconciliation of these measures.

(2)	Government obligations include debt issued by government-sponsored agencies.
(3)	Unrealized gains and losses on available-for-sale debt securities are excluded from the average volumes.
(4)	Average loan balances include the average of non-performing loans.
(5)
Interest income on loans includes $3.7 million, $5.4 million, and $3.1 million, for the quarters ended June 30, 2025, March 31, 2025, and June 30, 2024, respectively, of income from prepayment penalties and late fees related to the Corporation’s loan portfolio. The results for the first quarter of 2025 include the aforementioned prepayment penalties associated with the payoff of a $73.8 million commercial mortgage loan and higher income from late fees in the consumer loans and finance leases portfolios.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2025 – Page 23 of 27
Table 6 – Year-to-Date Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

	Average Volume		Interest Income (1) / Expense		Average Rate (1)
Six-Month Period Ended	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
(Dollars in thousands)
Interest-earning assets:
Money market and other short-term investments	$1,090,704	$600,655	$24,102	$16,314	4.46%	5.45%
Government obligations (2)	1,905,022	2,651,974	14,489	18,000	1.53%	1.36%
MBS	3,299,035	3,405,445	35,476	29,577	2.17%	1.74%
FHLB stock	29,370	34,334	1,435	1,672	9.85%	9.77%
Other investments	20,253	17,094	421	310	4.19%	3.64%
Total investments (3)	6,344,384	6,709,502	75,923	65,873	2.41%	1.97%
Residential mortgage loans	2,848,306	2,808,972	83,158	81,159	5.89%	5.79%
Construction loans	239,138	232,036	11,435	9,492	9.64%	8.20%
C&I and commercial mortgage loans	5,850,126	5,516,695	200,520	199,993	6.91%	7.27%
Finance leases	902,531	868,796	35,547	34,382	7.94%	7.94%
Consumer loans	2,847,858	2,813,829	162,054	159,528	11.48%	11.37%
Total loans (4) (5)	12,687,959	12,240,328	492,714	484,554	7.83%	7.94%
Total interest-earning assets	$19,032,343	$18,949,830	$568,637	$550,427	6.03%	5.83%

Interest-bearing liabilities:
Time deposits	$3,119,981	$2,947,257	$52,215	$50,998	3.37%	3.47%
Brokered CDs	485,792	713,091	10,952	18,270	4.55%	5.14%
Other interest-bearing deposits	7,678,261	7,531,361	53,968	57,428	1.42%	1.53%
Advances from the FHLB	393,923	500,000	8,708	11,220	4.46%	4.50%
Other borrowings	31,538	161,700	1,156	6,686	7.39%	8.29%
Total interest-bearing liabilities	$11,709,495	$11,853,409	$126,999	$144,602	2.19%	2.45%
Net interest income			$441,638	$405,825
Interest rate spread					3.84%	3.38%
Net interest margin					4.68%	4.29%

(1)
Non-GAAP financial measures reported on a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. Refer to Non-GAAP Disclosures - Non-GAAP Financial Measures and Table 4 above for additional information and a reconciliation of these measures.

(2)	Government obligations include debt issued by government-sponsored agencies.
(3)	Unrealized gains and losses on available-for-sale debt securities are excluded from the average volumes.
(4)	Average loan balances include the average of non-performing loans.
(5)
Interest income on loans includes $9.1 million and $6.3 million for the six-month periods ended June 30, 2025 and 2024, respectively, of income from prepayment penalties and late fees related to the Corporation’s loan portfolio. The results for the six-month period ended June 30, 2025 include the aforementioned prepayment penalties associated with the payoff of a $73.8 million commercial mortgage loan and higher income from late fees in the consumer loans and finance leases portfolios.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2025 – Page 24 of 27
Table 7 – Loan Portfolio by Geography

	As of June 30, 2025
	Puerto Rico	Virgin Islands	United States	Consolidated
(In thousands)
Residential mortgage loans	$2,190,283	$153,611	$515,264	$2,859,158

Commercial loans:
Construction loans	191,610	12,875	40,865	245,350
Commercial mortgage loans	1,700,173	74,058	728,244	2,502,475
C&I loans	2,204,658	162,342	1,149,008	3,516,008
Commercial loans	4,096,441	249,275	1,918,117	6,263,833

Finance leases	901,256	-	-	901,256

Consumer loans	2,772,532	67,354	5,869	2,845,755
Loans held for investment	9,960,512	470,240	2,439,250	12,870,002

Mortgage loans held for sale	9,857	-	-	9,857
Total loans	$9,970,369	$470,240	$2,439,250	$12,879,859

	As of March 31, 2025
	Puerto Rico	Virgin Islands	United States	Consolidated
(In thousands)
Residential mortgage loans	$2,181,346	$153,307	$503,193	$2,837,846

Commercial loans:
Construction loans	183,220	10,571	40,650	234,441
Commercial mortgage loans	1,706,319	75,083	720,287	2,501,689
C&I loans	2,140,246	149,032	1,070,590	3,359,868
Commercial loans	4,029,785	234,686	1,831,527	6,095,998

Finance leases	905,035	-	-	905,035

Consumer loans	2,762,208	68,833	5,478	2,836,519
Loans held for investment	9,878,374	456,826	2,340,198	12,675,398

Mortgage loans held for sale	14,713	-	-	14,713
Total loans	$9,893,087	$456,826	$2,340,198	$12,690,111

	As of December 31, 2024
	Puerto Rico	Virgin Islands	United States	Consolidated
(In thousands)
Residential mortgage loans	$2,166,980	$156,225	$505,226	$2,828,431

Commercial loans:
Construction loans	181,607	2,820	43,969	228,396
Commercial mortgage loans	1,800,445	67,449	698,090	2,565,984
C&I loans	2,192,468	133,407	1,040,163	3,366,038
Commercial loans	4,174,520	203,676	1,782,222	6,160,418

Finance leases	899,446	-	-	899,446

Consumer loans	2,781,182	69,577	7,502	2,858,261
Loans held for investment	10,022,128	429,478	2,294,950	12,746,556

Loans held for sale	14,558	434	284	15,276
Total loans	$10,036,686	$429,912	$2,295,234	$12,761,832

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2025 – Page 25 of 27
Table 8 – Non-Performing Assets by Geography

	As of June 30, 2025
(In thousands)	Puerto Rico	Virgin Islands	United States	Total
Nonaccrual loans held for investment:
Residential mortgage	$12,967	$6,987	$10,836	$30,790
Construction	4,760	958	-	5,718
Commercial mortgage	2,360	8,170	12,375	22,905
C&I	19,506	642	201	20,349
Consumer and finance leases	19,791	527	18	20,336
Total nonaccrual loans held for investment	59,384	17,284	23,430	100,098
OREO	10,834	3,615	-	14,449
Other repossessed property	11,789	79	-	11,868
Other assets (1)	1,576	-	-	1,576
Total non-performing assets (2)	$83,583	$20,978	$23,430	$127,991
Past due loans 90 days and still accruing (3)	$29,054	$481	$-	$29,535

	As of March 31, 2025
(In thousands)	Puerto Rico	Virgin Islands	United States	Total
Nonaccrual loans held for investment:
Residential mortgage	$15,081	$6,820	$8,892	$30,793
Construction	396	960	-	1,356
Commercial mortgage	2,583	8,075	12,497	23,155
C&I	19,672	672	-	20,344
Consumer and finance leases	22,460	335	18	22,813
Total nonaccrual loans held for investment	60,192	16,862	21,407	98,461
OREO	12,265	3,615	-	15,880
Other repossessed property	13,309	127	8	13,444
Other assets (1)	1,599	-	-	1,599
Total non-performing assets (2)	$87,365	$20,604	$21,415	$129,384
Past due loans 90 days and still accruing (3)	$34,056	$3,061	$-	$37,117

	As of December 31, 2024
(In thousands)	Puerto Rico	Virgin Islands	United States	Total
Nonaccrual loans held for investment:
Residential mortgage	$16,854	$6,555	$8,540	$31,949
Construction	403	962	-	1,365
Commercial mortgage	2,716	8,135	-	10,851
C&I	19,595	919	-	20,514
Consumer and finance leases	22,538	205	45	22,788
Total nonaccrual loans held for investment	62,106	16,776	8,585	87,467
OREO	13,691	3,615	-	17,306
Other repossessed property	11,637	219	3	11,859
Other assets (1)	1,620	-	-	1,620
Total non-performing assets (2)	$89,054	$20,610	$8,588	$118,252
Past due loans 90 days and still accruing (3)	$39,307	$3,083	$-	$42,390

(1)	Residential pass-through MBS issued by the PRHFA held as part of the available-for-sale debt securities portfolio.
(2)
Excludes PCD loans previously accounted for under ASC Subtopic 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans as “units of account” both at the time of adoption of CECL on January 1, 2020 and on an ongoing basis for credit loss measurement. These loans will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The portion of such loans contractually past due 90 days or more amounted to $4.9 million as of June 30, 2025 (March 31, 2025 - $5.7 million; December 31, 2024 - $6.2 million).

(3)
These include rebooked loans, which were previously pooled into GNMA securities, amounting to $5.5 million as of June 30, 2025 (March 31, 2025 - $6.4 million; December 31, 2024 - $5.7 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA’s specified delinquency criteria. For accounting purposes, the loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2025 – Page 26 of 27
Table 9 – Allowance for Credit Losses on Loans and Finance Leases

	Quarter Ended						Six-Month Period Ended
	June 30, 2025		March 31, 2025		June 30, 2024		June 30, 2025		June 30, 2024
(Dollars in thousands)
Allowance for credit losses on loans and finance leases, beginning of period	$247,269		$243,942		$263,592		$243,942		$261,843
Provision for credit losses on loans and finance leases expense	20,381		24,837		11,930		45,218		24,847
Net recoveries (charge-offs) of loans and finance leases:
Residential mortgage	15		(18)		(45)		(3)		(289)
Construction	13		14		14		27		24
Commercial mortgage	51		40		393		91		433
C&I	760		77		613		837		5,200
Consumer loans and finance leases (1)	(19,911)		(21,623	) (1)	(21,965)		(41,534	)(1)	(37,526	) (1)
Net charge-offs (1)	(19,072)		(21,510	) (1)	(20,990)		(40,582	)(1)	(32,158	) (1)
Allowance for credit losses on loans and finance leases, end of period	$248,578		$247,269		$254,532		$248,578		$254,532

Allowance for credit losses on loans and finance leases to period end total loans held for investment	1.93%		1.95%		2.06%		1.93%		2.06%
Net charge-offs (annualized) to average loans outstanding during the period	0.60%		0.68%		0.69%		0.64%		0.53%
Provision for credit losses on loans and finance leases to net charge-offs during the period	1.07	x	1.15	x	0.57	x	1.11	x	0.77	x

(1)
For the quarter ended March 31, 2025 and six-month period ended June 30, 2025, includes recoveries totaling $2.4 million associated with the bulk sale of fully charged-off consumer loans and finance leases, compared to recoveries of $9.5 million associated with the bulk sale of fully charged-off consumer loans and finance leases for the six-month period ended June 30, 2024.

Table 10  – Annualized Net (Recoveries) Charge-Offs to Average Loans

	Quarter Ended				Six-Month Period Ended
	June 30, 2025	March 31, 2025		June 30, 2024	June 30, 2025		June 30, 2024
Residential mortgage	-0.00%	0.00%		0.01%	0.00%		0.02%
Construction	-0.02%	-0.02%		-0.02%	-0.02%		-0.02%
Commercial mortgage	-0.01%	-0.01%		-0.07%	-0.01%		-0.04%
C&I	-0.09%	-0.01%		-0.08%	-0.05%		-0.33%
Consumer loans and finance leases	2.12%	2.31	% (1)	2.38%	2.21	% (1)	2.04	% (1)
Total loans	0.60%	0.68	% (1)	0.69%	0.64	% (1)	0.53	% (1)

(1)
The aforementioned recoveries associated with the bulk sales of fully charged-off consumer loans and finance leases  reduced the ratios of consumer loans and finance leases and total net charge-offs to related average loans  by 25 basis points and 8 basis points, respectively, for the quarter ended March 31, 2025; by 13 basis points and 4 basis points, respectively, for the six-month period ended June 30, 2025; and by 52 basis points and 15 basis points, respectively, for the six-month period ended June 30, 2024.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2025 – Page 27 of 27
Table 11 – Deposits

	As of
	June 30, 2025	March 31, 2025	December 31, 2024
(In thousands)
Time deposits	$3,246,545	$3,124,391	$3,007,144
Interest-bearing saving and checking accounts	7,437,358	7,586,288	7,838,498
Non-interest-bearing deposits	5,343,588	5,629,383	5,547,538
Total deposits, excluding brokered CDs (1)	16,027,491	16,340,062	16,393,180
Brokered CDs	526,547	482,467	478,118
Total deposits	$16,554,038	$16,822,529	$16,871,298
Total deposits, excluding brokered CDs and government deposits	$12,655,875	$12,896,786	$12,867,789

(1)	As of each of June 30, 2025 and March 31, 2025, government deposits amounted to $3.4 billion, compared to $3.5 billion as of December 31, 2024.